EXHIBIT 10.44

EXECUTION VERSION

COMMON STOCK PURCHASE AGREEMENT

This COMMON STOCK PURCHASE AGREEMENT (this “Agreement”) is made and entered into as of February 11, 2009 (the “Effective Date”).

BY AND BETWEEN

DOR BioPharma Inc., a Delaware corporation having its principal office at 850 Bear Tavern Road, Suite 201, Ewing, New Jersey 08628 (hereinafter referred to as the “Company”),

AND

SIGMA-TAU Pharmaceuticals, Inc, a Nevada corporation having its principal office at 9841 Washingtonian Blvd., Suite 500, Gaithersburg, MD 20878 (hereinafter referred to as the “Purchaser”).

W I T N E S S E T H:

WHEREAS, the Company has developed and is developing through its research activities Beclomethasone Dipropionate (orBec®) and owns and/or controls the related know-how and patents; and

WHEREAS, the Company and the Purchaser are entering into a Collaboration and Supply Agreement (the “Supply Agreement”) concerning Beclomethasone Dipropionate (orBec®) dated as of the date hereof; and

WHEREAS, shares of the Company’s common stock, par value $.001 per share (“Common Stock”), are listed on the Over -The- Counter bulletin board securities market (the “Market”), symbol “DORB”; and

WHEREAS, in connection with the activities under the Supply Agreement, the Company desires to sell and issue to the Purchaser, and the Purchaser, in order to support  further development of Beclomethasone Dipropionate (orBec®), wishes to purchase from the Company, twenty-five million (25,000,000) shares of Common Stock (“Shares”).

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the parties, the parties agree as follows:

ARTICLE I

1. Definitions.  The following terms as used in this Agreement (or the Schedule(s) hereto) have the meanings set forth below:

1.1. “Affiliates” means, with respect to a party, (i) any entity, more than fifty percent (50%) of the voting equity interests of which is owned and/or controlled directly or indirectly by such party; (ii) any entity which directly or indirectly owns and/or controls more than fifty percent (50%) of the voting equity interests of such party; (iii) any entity which is directly or indirectly under common control of the referenced party through common ownership or which is directly or indirectly under common control of the respective shareholders of such party.

1.2. “Agreement” has the meaning set forth in the introductory paragraph.

1.3. “Closing” has the meaning set forth in Article 3.1.

1.4. “Closing Date” has the meaning set forth in Article 3.1.

1.5. “Common Stock” has the meaning set forth in the recitals.

1.6. “Company” has the meaning set forth in the introductory paragraph.

1.7. “Company’s Knowledge” means the actual knowledge of the executive officers and directors of the Company, after due and reasonable inquiry.

1.8. “Effective Date” has the meaning set forth in the introductory paragraph.

1.9. “Exchange Act” has the meaning set forth in Article 5.3.

1.10. “Holder” has the meaning set forth in Article 7.

1.11. “Market” has the meaning set forth in the recitals.

1.12. “Marketing Authorizations” has the meaning set forth in Article 8.2.

1.13. “Permits” has the meaning set forth in Article 5.11.

1.14. “Phase 3 Trial” has the meaning set forth in the Supply Agreement.

1.15. “Piggyback Registration” has the meaning set forth in Article 7.2.

1.16. “Preferred Stock” has the meaning set forth in Article 5.6(a).

1.17. “Proceeds” has the meaning set forth in Article 2.1.

1.18. “Product” has the meaning set forth in the Supply Agreement.

1.19. “Proprietary Rights” has the meaning set forth in Article 5.10.

1.20. “Purchaser” has the meaning set forth in the introductory paragraph.

1.21. “Registrable Securities” shall mean (i) the Shares, (ii) the shares of Common Stock purchased from the Company by the Purchaser on November 26, 2008 and (iii) any common stock issued as a dividend or other distribution with respect to, or in exchange for or in replacement of, such above-described securities; provided, however, that “Registrable Securities” shall not include any securities sold by a person either pursuant to a registration statement or Rule 144 as promulgated by the SEC under the Securities Act, as such Rule may be amended from time to time, or any similar successor rule that may be promulgated by the SEC.

1.22. “SEC” has the meaning set forth in Article 5.8.

1.23. “SEC Reports” has the meaning set forth in Article 5.14.

1.24. “Securities Act” has the meaning set forth in Article 5.3.

1.25. “Shares” has the meaning set forth in the recitals.

1.26. “Sigma-Tau Nominee” has the meaning set forth in Article 8.1.

1.27. “Supply Agreement” has the meaning set forth in the recitals.

ARTICLE II

2. Purchase and Sale of Shares.

2.1. At the Closing, subject to the terms and conditions contained in this Agreement, in payment of the full purchase price for the Shares, the Purchaser shall provide a wire transfer of immediately available funds to the Company in an amount equal to Four and One-Half Million Dollars (US $4,500,000) (the “Proceeds”) using the following wire transfer instructions:

Bank Name:                                UBS AG
ABA No.:                                026007993
A/C  Name:                                UBS Financial Services
Beneficiary:                                DOR BIOPHARMA, INC.
Account No.:                                Y300354

ARTICLE III

3. Closing; Deliveries at Closing.

3.1. Closing.  The purchase and sale of the Shares shall take place at a closing (the “Closing”) to be held at the offices of Edwards Angell Palmer & Dodge LLP, 750 Lexington Avenue, New York, New York 10022, at 10:00 a.m. Eastern Time on the date of this Agreement, or at such other location, time and date as may be mutually agreed upon by the parties (the “Closing Date”).  The Closing shall take place contemporaneously with the execution and delivery of this Agreement by the parties thereto.

3.2. Deliveries at Closing. Within thirty (30) days from the Closing, the Company shall deliver a stock certificate evidencing the Shares, all issued in the name of the Purchaser and dated as of the Closing Date.

ARTICLE IV

4. Conditions to Closing.

4.1. Conditions to the Purchaser’s Obligations at Closing.  The obligation of the Purchaser to purchase and pay for the Shares at the Closing is subject to each of the following conditions precedent:

(a) Officer’s Certificate.  The Purchaser shall have received at the Closing, a certificate, executed by the appropriate officer of the Company and dated as of the Closing Date, together with and certifying (i) the names of the officers of the Company authorized to sign this Agreement together with the true signatures of such officers; (ii) a copy of the Certificate of Incorporation of the Company, as amended and in effect as of the Closing Date; (iii) a copy of the Bylaws of the Company, as amended and in effect as of the Closing Date; (iv) that the representations and warranties contained in Article 5 hereof are true and correct as of the Closing Date; and (v) the Company has complied with all the agreements and satisfied all the conditions herein on its part to be performed or satisfied on or prior to the Closing Date;

(b) Instruction Letter.  The Company shall have transmitted an instruction letter to its stock transfer agent directing it to issue to the Purchaser the stock certificate for the Shares, and the Purchaser shall have received a copy of such letter.

(c) Conditions to Company’s Obligations at Closing.  The obligation of the Company to issue and sell the Shares at the Closing is subject to the delivery by the Purchaser of the Proceeds in immediately available funds to Company’s specified account in accordance with Article 2.1.

ARTICLE V

5. Representations and Warranties by the Company. The Company represents and warrants to the Purchaser as follows:

5.1. Organization and Standing.  The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has the requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted.  The Company is qualified to do business and is in good standing as a foreign corporation in every jurisdiction in which the failure to so qualify would have a material adverse effect on the financial condition or business of the Company.

5.2. No Actions.  There are no legal or governmental actions, suits, proceedings or investigations pending or, to the Company’s knowledge, threatened to which the Company is or may be a party or of which property owned or leased by the Company is or may be the subject, or related to environmental or discrimination matters, which actions, suits, proceedings or investigations, individually or in the aggregate, might prevent or might reasonably be expected to have a material adverse affect on the transactions contemplated by this Agreement or the financial condition or business of the Company.  The Company is not a party to, or subject to the provisions of, any material injunction, judgment, decree or order of any court, regulatory body, administrative agency or other governmental body.

5.3. Compliance with Other Instruments.  The execution and delivery of, and the performance and compliance with this Agreement and the transactions contemplated hereby, with or without the giving of notice, will not (i) result in any breach of, or constitute a default under, or result in the imposition of any lien or encumbrance upon any asset or property of the Company pursuant to any agreement or other instrument to which the Company is a party or by which it or any of its properties, assets or rights is bound or affected, (ii) violate the Certificate of Incorporation or Bylaws of the Company, or, subject to the accuracy of the representations and warranties of the Purchaser contained in Article 6 of this Agreement, any law, rule, regulation, judgment, order or decree or (iii) except for the registration of the Shares under the Securities Act of 1933, as amended (the “Securities Act”), and such consents, notifications, approvals, authorizations, registrations or qualifications as may be required under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and applicable state securities or “blue sky” laws in connection with the purchase of the Shares by the Purchaser, the issuance of the Shares and the listing of the Shares on the Market do not require any consent, notification, approval, authorization or order of or filing with any court or governmental agency or body.  The Company is not in violation of its Certificate of Incorporation, as amended, or Bylaws, as amended, nor in violation of, or in default under, any lien, mortgage, lease, agreement or instrument, except for such defaults which would not, individually or in the aggregate, have a material adverse effect on the financial condition or business of the Company.  The Company is not subject to any restriction which would prohibit the Company from entering into or performing its obligations under this Agreement.

5.4. Shares.  The Shares when issued and paid for pursuant to the terms of this Agreement, will be duly and validly authorized, issued and outstanding, fully paid, nonassessable and free and clear of all pledges, liens, encumbrances and restrictions (other than arising under federal or state securities or “blue sky” laws).  The issuance of the Shares is not subject to any preemptive or other similar rights.

5.5. Securities Laws.  Subject to the accuracy of the representations and warranties of the Purchaser contained in Article 6 of this Agreement, the offer, sale and issuance of the Shares as contemplated by this Agreement are exempt from the registration requirements of the Securities Act, and from the registration or qualifications requirements of the laws of any applicable state or other U.S. jurisdiction.

5.6. Authorized Capital Stock.

(a) The capital stock of the Company, as authorized by the Company’s Certificate of Incorporation immediately prior to the Closing, consists of 250,000,000 shares of Common Stock, 4,600,000 shares of preferred stock, par value $.001 per share, 200,000 shares of Series B preferred stock, par value $.05 per share,  and 200,000 shares of Series C preferred stock, par value $.05 per share  (collectively, “Preferred Stock”).  Immediately prior to the Closing, 139,524,739 shares of Common Stock and no shares of the Preferred Stock are issued and outstanding.  All of the outstanding shares of the Company’s capital stock are duly authorized, validly issued, fully paid and nonassessable and were issued in compliance with all applicable federal and state securities laws and have been issued and sold in compliance with all applicable preemptive or similar rights of all persons.

(b) Except as set forth on Schedule 5.6(b), there are no outstanding subscriptions, options, warrants, rights, calls, contracts, demands, commitments, conversion rights or other agreements or arrangements of any character or nature whatever under which the Company is or may be obligated (i) to issue or sell shares of its Common Stock or Preferred Stock, or (ii) to register shares of its Common Stock or Preferred Stock.  No holder of any security of the Company is entitled to any preemptive or similar rights to purchase any securities of the Company.

5.7. Corporate Acts and Proceedings.  This Agreement has been duly authorized by the requisite corporate action and has been duly executed and delivered by an authorized officer of the Company, and is a valid and binding obligation of the Company, enforceable in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, moratorium, reorganization or other similar laws affecting the enforcement of creditors’ rights generally and as to limitations on the enforcement of the remedy of specific performance and other equitable remedies.  The requisite corporate action necessary to the authorization, reservation, issuance and delivery of the Shares has been taken by the Company.

5.8. Filing of Reports.  Since the Company’s Annual Report on Form 10-KSB for the fiscal year ended December 31, 2007, the Company has filed with the Securities and Exchange Commission (the “SEC”) all reports and other material required to be filed by it therewith.

5.9. Compliance with Laws. The business and operations of the Company have been conducted in accordance with all applicable laws, rules and regulations of all governmental authorities, except for such violations which would not, individually or in the aggregate, have a material adverse effect on the financial condition or business of the Company.

5.10. Proprietary Rights.  No executive officer or director of the Company has any actual knowledge, after due and reasonable inquiry, of, nor has the Company given or received any notice of, any pending conflicts with or infringement of the rights of others with respect to any patents, patent applications, inventions, trademarks, trade names, applications for registration of trademarks, service marks, service mark applications, copyrights, know-how, manufacturing processes, formulae, trade secrets, licenses and rights in any thereof and any other intangible property and assets (herein called the “Proprietary Rights”) which are material to the business of the Company, as now conducted or as proposed to be conducted.  No action, suit, arbitration, or legal, administrative or other proceeding, or investigation is pending or, to the Company’s Knowledge, threatened which involves any Proprietary Rights.  The Company is not subject to any judgment, order, writ, injunction or decree of any court or any federal, state, local, foreign or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, or any arbitrator, and the Company has not entered into or is a party to any contract which restricts or impairs the use of any such Proprietary Rights in a manner which would have a material adverse effect on the financial condition or business of the Company.  The Company has not received written notice of any pending conflict with or infringement upon any third-party proprietary rights by the Company.

5.11. Permits and Licenses.  The Company owns, possesses or has obtained, and is operating in compliance with, all governmental, administrative and third party licenses, permits, certificates, registrations, approvals, consents and other authorizations (collectively, “Permits”) necessary to own or lease (as the case may be) and operate its properties, whether tangible or intangible, and to conduct its businesses or operations as currently conducted, except such licenses, permits, certificates, registrations, approvals, consents and authorizations the failure of which to obtain would not have a material adverse effect on the business, properties, operations, financial condition or results of operations of the Company, and the Company has not received any notice of proceedings relating to the revocation, modification or suspension of any Permits and, to the Company’s Knowledge, there exists no circumstance which would lead it to believe that such proceedings are reasonably likely.

5.12. Insurance.  The Company maintains insurance of the type and in the amount reasonably adequate for its business, including, but not limited to, insurance covering all real and personal property owned or leased by the Company against theft, damage, destruction, acts of vandalism and all other risks customarily insured against by similarly situated companies, all of which insurance is in full force and effect.

5.13. Changes.  Since the Company filed its Form 10-Q on November 14, 2008, the Company has not, to the extent material to the Company, (i) incurred any debts obligations or liabilities, absolute, accrued or contingent, whether due or to become due, other than in the ordinary course of business, (ii) mortgaged, pledged or subjected to lien, charge, security interest or other encumbrance any of its assets, tangible or intangible, (iii) waived any debt owed to the Company or its subsidiaries, (iv) satisfied or discharged any lien, claim, or encumbrance or paid any obligation other than in the ordinary course of business, (v) declared or paid any dividends, or (vi) entered into any transaction other than in the usual and ordinary course of business.

5.14. Reports and Financial Statements.  Prior to the execution hereof, the Company has delivered to the Purchaser true and complete copies of the Company’s most recently filed Form 10-KSB, as amended, and the Proxy Statement in connection with the Company’s most recent Annual Meeting of Stockholders and all Forms 10-Q and 8-K filed by the Company with the SEC after January 1, 2008, in each case without exhibits thereto (the “SEC Reports”).  As of their respective filing dates, the SEC Reports were prepared in all material respects in accordance with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such SEC Reports.  The SEC Reports, as they may be updated by any supplement or amendment to an SEC Report, do not contain any untrue statements of a material fact and do not omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.  The audited consolidated financial statements and unaudited interim financial statements of the Company included in the SEC Reports have been prepared in accordance with United States generally accepted accounting principles applied on a consistent basis (except as may be indicated therein or in the notes thereto) and fairly present, in all material respects, the financial position of the Company as at the dates thereof and the results of its operations and cash flows for the periods then ended subject, in the case of the unaudited interim financial statements, to normal year-end adjustments and any other adjustments described in such financial statements.

5.15. Legal Compliance.  There are no actions, suits, proceedings, arbitrations or investigations pending or, to the Company’s Knowledge, threatened against the Company that would be required to be disclosed on a Form 10-K or Form 10-Q pursuant to Item 103 of Regulation S-K of the Exchange Act that are not so disclosed.

5.16. Disclosure.  The representations and warranties contained in this Article 5 do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements and information contained in this Article 5 not misleading.

ARTICLE VI

6. Representations, Warranties and Covenants of the Purchaser.

The Purchaser represents and warrants to the Company as follows:

6.1. Authorization.  The Purchaser is duly organized, validly existing and in good standing in the jurisdiction of its organization and has all requisite legal and corporate or other power and capacity and has taken all requisite corporate or other action to execute and deliver the Agreement, to purchase the Shares to be purchased by it and to carry out and perform all of its obligations under the Agreement.  This Agreement has been duly authorized, executed and delivered and constitutes the legal, valid and binding obligation of the Purchaser, enforceable in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, moratorium, reorganization or other similar laws affecting the enforcement of creditors’ rights generally and as to limitations on the enforcement of the remedy of specific performance and other equitable remedies.  The person signing on behalf of the Purchaser has the authority to execute this Agreement on behalf of the Purchaser.

6.2. Investor Status.  The Purchaser is an “Accredited Investor” as defined in Rule 501 of Regulation D promulgated under the Securities Act.  The Purchaser acknowledges receiving and reviewing the documents, including the documents filed with the SEC included as exhibits thereto.  The Purchaser is aware of the Company’s business affairs and financial condition and has had access to and has acquired sufficient information about the Company to reach an informed and knowledgeable decision to acquire the Shares.  The Purchaser has such business and financial experience as is required to give it the capacity to utilize the information received, to evaluate the risks involved in purchasing the Shares, to make an informed decision about purchasing the Shares and to protect its own interests in connection with the purchase of the Shares and is able to bear the risks of an investment in the Shares.  The Purchaser is not itself a “broker” or a “dealer” as defined in the Exchange Act and is not an “affiliate” of the Company as defined in Rule 405 promulgated under the Securities Act.

6.3. Investment Intent.  The Purchaser is purchasing the Shares for its own account as principal, for investment purposes only and not with a present view to or for resale, distribution or fractionalization thereof, in whole or in part, within the meaning of the Securities Act.  The Purchaser understands that its acquisition of the Shares has not been registered under the Securities Act or registered or qualified under any state securities or “blue sky” laws in reliance on specific exemptions therefrom, which exemptions may depend upon, among other things, the bona fide nature of the Purchaser’s investment intent as expressed herein.  The Purchaser has, in connection with its decision to purchase the number of Shares set forth in this Agreement, relied solely upon the representations and warranties of the Company contained herein.  The Purchaser will not, directly or indirectly, offer, sell, pledge, transfer or otherwise dispose of (or solicit any offers to buy, purchase or otherwise acquire or take a pledge of) any of the Shares, except in compliance with the Securities Act and the rules and regulations promulgated thereunder and under this Agreement.

6.4. Registration or Exemption Requirements.  The Purchaser further acknowledges and understands that the Shares may not be resold or otherwise transferred except in a transaction registered under the Securities Act or unless an exemption from such registration is available.  The Purchaser is able to bear the economic risk of holding the Shares for an indefinite period of time and can afford a complete loss of its investment.  The Purchaser understands that until the Shares have been registered for resale by the Company in compliance with applicable securities laws, the certificates evidencing the Shares will be imprinted with a legend pursuant to Article 6.5 or otherwise that prohibits the transfer of the Shares, unless (i) such transaction is registered or such registration is not required or (ii) if the transfer is pursuant to an exemption from registration, an opinion of counsel reasonably satisfactory to the Company is obtained to the effect that the transaction is not required to be registered or is so exempt.

6.5. Legend.  Until and unless the Registrable Securities are registered under the Securities Act and any applicable state securities or “blue sky” laws and regulations, and as permitted by law, each certificate representing the Registrable Securities shall bear substantially the following legend as applicable (in addition to any legends required under applicable state securities or “blue sky” laws):

THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 OR THE SECURITIES OR BLUE SKY LAWS OF ANY STATE. SUCH SECURITIES MAY NOT BE SOLD, PLEDGED, HYPOTHECATED OR OTHERWISE TRANSFERRED WITHOUT SUCH REGISTRATION, EXCEPT UPON DELIVERY TO THE COMPANY OF SUCH EVIDENCE AS MAY BE SATISFACTORY TO COUNSEL FOR THE COMPANY TO THE EFFECT THAT ANY SUCH TRANSFER SHALL NOT BE IN VIOLATION OF THE SECURITIES ACT OF 1933 OR APPLICABLE STATE SECURITIES OR BLUE SKY LAWS OR ANY RULE OR REGULATION PROMULGATED THEREUNDER.

6.6. No Legal, Tax or Investment Advice.  The Purchaser understands that nothing in this Agreement or any other materials presented to the Purchaser in connection with the purchase and sale of the Shares constitutes legal, tax or investment advice.  The Purchaser has consulted, at its own expense, such legal, tax and investment advisors as it, in its sole discretion, has deemed necessary or appropriate in connection with its purchase of the Shares.

6.7. Compliance with Other Instruments.  The execution and delivery of this Agreement, the purchase of the Shares and the performance by the Purchaser of all other obligations of the Purchaser contemplated hereby will not (i) violate any law, rule, regulation, judgment, order or decree applicable to the Purchaser or (ii) require any consent, approval, authorization or order of, or filing with, any court or governmental agency or body.  The Purchaser is not subject to any restriction which would prohibit it from entering into or performing its obligations under this Agreement, except for such restrictions which would not, individually or in the aggregate, have a material adverse effect on the ability of the Purchaser to perform its obligations under this Agreement.

6.8. Compliance with Insider Trading Rules.  The Purchaser agrees to comply with the laws and rules pertaining to inside information as they relate to the purchase or sale of the Company’s securities at all times after the effective date of the registration statement covering the Registrable Securities.

ARTICLE VII

7. Reporting, Registration Rights, Indemnification.  As used herein, “Holder” shall mean the Purchaser or any subsequent transferee of the Registrable Securities of the Purchaser in accordance with the terms of this Agreement.

7.1. Required Registration.

(a) At any time following the Effective Date, the Holders who hold and propose to sell Registrable Securities with an aggregate value of at least  One Million Dollars (US $1,000,000) shall have the right to require the Company to register under the Securities Act on Form S-1 or other comparable or successor form such shares by delivering written notice thereof to the Company.  All such registrations shall be non-underwritten.  For so long as the Company may be obligated to effect a registration statement pursuant to this Article 7.1, the Company shall use its reasonable best efforts to be and remain eligible to use Form S-1 or other appropriate comparable or successor form under the Securities Act.

(b) The Company shall be obligated to register Registrable Securities pursuant to this Article 7.1 on not more than one occasion during any twelve-month rolling period, or on more than two occasions in the aggregate; provided, however, that such obligation shall be deemed satisfied only when a registration statement covering all shares of Registrable Securities requested to be included in such registration statement by the Holders thereof, for sale in accordance with the method of disposition specified by the requesting Holders, shall have become effective or if the Holders participating in the registration withdraw from the registration, unless such withdrawal is required pursuant to Article 7.2 below.

7.2. Piggy-Back Registration.  If the Company at any time proposes to register any of its securities under the Securities Act for sale to the public, whether for its own account or for the account of other security holders or both (except with respect to registration statements on Forms S-4, S-8 and any successor forms thereto) (a “Piggyback Registration”), each such time it shall promptly give written notice to such effect to all Holders of outstanding Registrable Securities at least twenty (20) days prior to filing such registration.  Upon the written request of any such Holder received by the Company within ten (10) days after the giving of any such notice by the Company, to register any of its Registrable Securities, the Company will cause such Registrable Securities to be included in the securities to be covered by the Registration Statement proposed to be filed by the Company, all to the extent requisite to permit the resale or other disposition by the Holder of such Registrable Securities so registered.  If any Piggyback Registration shall be, in whole or in part, an underwritten public offering of Common Stock, the number of Registrable Securities to be included in such an underwriting may be eliminated or reduced (pro rata among all requesting holders of Common Stock based upon the number of shares of Common Stock requested to be registered by all requesting holders) if and to the extent that the managing underwriter(s) shall be of the good faith written opinion that such inclusion would adversely affect the success of such an underwriting.

7.3. Registration Procedures.  If and whenever the Company is required by the provisions of Article 7.1 to effect the registration of any Registrable Securities under the Securities Act, the Company will, as expeditiously as reasonably possible take the following actions:

(a) Prepare and file with the SEC a registration statement with respect to such securities as soon as reasonably practicable after delivery of the applicable notice, and in any event within thirty (30) days thereof, and use its commercial best efforts to cause such registration statement to become effective within ninety (90) days after delivery of such notice and remain effective for the period of the distribution contemplated thereby (determined as hereinafter provided); provided, however, that that Company’s obligation to file a registration statement, or cause such registration statement to become and remain effective, shall be suspended for a period not to exceed ninety (90) days in any twelve-month period if in the reasonable judgment of the Company’s Board of Directors it would be detrimental to the Company to effect a registration at such time.

(b) Prepare and file with the SEC such amendments and supplements to such registration statement and the related prospectus as may be necessary to keep such registration statement effective for the period specified in Article 7.3(a) above and comply with the provisions of the Securities Act with respect to the disposition of all Registrable Securities covered by such registration statement in accordance with the sellers’ intended method of disposition set forth in such registration statement for such period; provided, however, the Holders hereby acknowledge that the Company may notify the Holders of the suspension of the use of the prospectus forming a part of the registration statement until such time as an amendment to such registration statement has been filed by the Company and declared effective by the SEC or until the Company has otherwise amended or supplemented such prospectus, and upon receipt of such notice the Holders shall immediately suspend the use of the prospectus and shall not offer or sell any securities pursuant to said prospectus during the period commencing at the time at which the Company gives the Holders notice of the suspension of the use of said prospectus and ending at the time the Company gives the Holders notice that Holders may thereafter effect sales pursuant to said prospectus.  Notwithstanding anything herein to the contrary, the Company (i) shall not suspend use of the registration statement by Holders unless such suspension is in the good faith opinion of the Company and its counsel advisable under the federal securities laws and the rules and regulations promulgated thereunder; and (ii) shall use its best efforts to amend such registration statement or amend or supplement such prospectus as soon as practicable to again permit sales pursuant to said prospectus.

7.4. Expenses.  All expenses incurred pursuant to Article 7 (including, without limitation, all registration and filing fees, printing expenses, fees and disbursements of counsel and independent public accountants for the Company, fees and expenses incurred in connection with complying with state securities or “blue sky” laws, fees of the NASD, transfer taxes, fees of transfer agents and registrars and fees and disbursements of counsel) in connection with each such registration statement shall be borne by the Company.

7.5. Changes in Common Stock.  If, and as often as, there is any change in the Common Stock by way of a stock split, stock dividend, combination or reclassification, or through a merger, consolidation, reorganization or recapitalization, or by any other means, appropriate adjustment shall be made in the provisions hereof so that the rights and privileges granted hereby shall continue with respect to the Common Stock as so changed.

7.6. Rule 144 Reporting.                                                      With a view to making available the benefits of certain rules and regulations of the SEC that may at any time permit the sale of the Registrable Securities to the public without registration, the Company agrees to:

(a) make and keep Current Public Information available, as understood and defined in Rule 144 under the Securities Act;

(b) use commercially reasonable efforts to file with the SEC in a timely manner all reports and other documents required of the Company under the Securities Act and the Exchange Act; and

(c) furnish to the Holders promptly upon request a written statement by the Company as to its compliance with the reporting requirements of such Rule 144 and of the Securities Act and the Exchange Act, a copy of the most recent annual or quarterly report of the Company, and such other reports and documents so filed by the Company as such Holder may reasonably request in availing itself of any rule or regulation of the SEC allowing such Holder to sell any Registrable Securities without registration.

7.7. Certain Holder Obligations.  As a condition to the inclusion of its Registrable Securities in a registration effected pursuant to Article 7.1 the Holder will promptly provide the Company with such information as the Company shall reasonably request in order to prepare the applicable registration statement for such registration, including, but not limited to, information regarding the Holder, the securities of the Company owned beneficially or of record by the Holder, the distribution proposed by the Holder, a customary selling security holder’s questionnaire and, upon the Company’s request, the Holder shall provide such information in writing and signed by the Holder and stated to be specifically for inclusion in the applicable registrations.

ARTICLE VIII

8. Undertakings.

8.1. Election of Director.  To the extent the Purchaser continues to beneficially own ten percent (10%) of the aggregate number of shares of Common Stock issued by the Company, the Purchaser shall have the right to nominate one (1) member of the Company’s Board of Directors, who shall be reasonably satisfactory to the Company.
For the 2009 annual election of the Company’s Board of Directors, the Purchaser has designated Gregg Lapointe (the “Sigma-Tau Nominee”) as its nominee.  The Company shall recommend such nominee to its shareholders and use its best efforts to secure the election of the Sigma-Tau Nominee.  If, after the Effective Date, it is determined that the Sigma-Tau Nominee cannot be nominated for the 2009 annual election of the Company’s Board of Directors, the Company shall appoint such Nominee to fill any current vacancy that exists on the Company’s Board of Directors.

8.2. Use of Proceeds.  The Company undertakes that the Proceeds, and the proceeds from the sale of Common Stock purchased from the Company by the Purchaser on November 26, 2008, will be used to support the costs and expenses related to the Phase 3 Trial, as such term is defined in the Supply Agreement, and other activities necessary to obtain and maintain the authorizations (“Marketing Authorizations”) issued by all applicable regulatory authorities which are necessary for the marketing, use, distribution and sale of the Product, as such term is defined in the Supply Agreement.  Accordingly, the Company undertakes to utilize such Proceeds only for the furtherance of the Phase 3 Trial and the Product development activities necessary to obtain and maintain the Marketing Authorizations in the United States of America (including its territories and possessions, as well as Puerto Rico), Canada and Mexico.  The Company shall send to the Purchaser quarterly reports showing the proper allocation of the Proceeds received.

ARTICLE IX

9. Costs and Expenses.  Each party agrees to pay its own costs and expenses in connection with the preparation, execution and delivery of this Agreement and other instruments and documents to be delivered hereunder and thereunder.

ARTICLE X

10. Miscellaneous.

10.1. Headings.  The headings of the Articles of this Agreement have been inserted for convenience of reference only and do not constitute a part of this Agreement.

10.2. Law, Dispute Resolution and Jurisdiction.                                                                                                This Agreement shall be governed, construed and interpreted in accordance with the laws of New Jersey, without regard to the principles of conflicts of law thereof. All disputes between the parties arising out of or in relation to this Agreement shall be exclusively and finally resolved by the Courts of New Jersey.

10.3. Binding Effect; Assignment.  This Agreement shall be binding upon and inure to the benefit of the Company and the Purchaser and their respective successors and assigns, provided that neither the Company nor the Purchaser may assign or transfer any or all of its rights or obligations under this Agreement without the prior written consent of the other party and any attempted assignment without such consent shall be null and void.

10.4. Amendments.  No amendment, modification, waiver, discharge or termination of any provision of this Agreement nor consent to any departure by the Purchaser or the Company therefrom shall in any event be effective unless the same shall be in writing and signed by the party to be charged with enforcement, and then shall be effective only in the specific instance and for the purpose for which given.  No course of dealing between the parties hereto shall operate as an amendment of, or a waiver of any right under, this Agreement.

10.5. Severability.  The holding of any provision of this Agreement to be invalid or unenforceable by a court of competent jurisdiction shall not affect any other provision of this Agreement, which shall remain in full force and effect.  If any provision of this Agreement shall be declared by a court of competent jurisdiction to be invalid, illegal or incapable of being enforced in whole or in part, such provision shall be interpreted so as to remain enforceable to the maximum extent permissible consistent with applicable law and the remaining conditions and provisions or portions thereof shall nevertheless remain in full force and effect and enforceable to the extent they are valid, legal and enforceable, and no provisions shall be deemed dependent upon any other covenant or provision unless so expressed herein.

10.6. Notices. Any notice required to be given hereunder shall be considered properly given if sent by registered air-mail, telecopier, or by personal courier delivery to the respective address of each party as follows:

Sigma-Tau Pharmaceuticals, Inc.
9841 Washingtonian Blvd., Suite 500,
Gaithersburg, MD 20878
Attn.: Don DeLillo
Fax: (301) 354-5351

And

DOR BioPharma Inc.
Attn.: Evan Myrianthopoulos
Address: 850 Bear Tavern Road, Suite 201, Ewing, NJ 08628
Fax: (609) 538-8205

or to such other address as a party may designate in writing. Such notice will be considered received at the date of the receipt by the addressee.

10.7. Waiver.  It is agreed that a waiver by either party of a breach of any provision of this Agreement shall not operate, or be construed, as a waiver of any subsequent breach by that same party.

10.8. Other Documents.  The parties agree to execute and deliver all such further documents, agreements and instruments and take such other and further action as may be necessary or appropriate to carry out the purposes and intent of this Agreement.

10.9. Publicity.  Except as otherwise required by applicable law or by obligations pursuant to any listing agreement with or rules of any securities exchange or automated quotation system, each party shall, and shall cause its respective Affiliates to, not issue any press release or make any other public statement relating to, connected with or arising out of this Agreement or the matters contained herein without the other party’s prior written approval of the contents and the manner of presentation and publication thereof (which approval shall not be unreasonably withheld or delayed).

10.10. No Third Party Beneficiaries.  Nothing in this Agreement shall create or be deemed to create any rights in any person or entity not a party to this Agreement, except for the Holders of Registrable Securities and certain indemnitees.

10.11. Survival.  The representations, warranties, covenants and agreements made herein by the Company and the Purchaser shall survive the Closing.

10.12. Execution.  This Agreement may be executed in two or more counterparts, all of which when taken together shall be considered one and the same agreement and shall become effective when counterparts have been signed by and delivered to each party.  In the event that any signature is delivered by facsimile transmission, such signature shall create a valid and binding obligation of the party executing such signature page with the same force and effect as if such facsimile signature page were an original.

10.13. Entire Agreement.  This Agreement represents the entire agreement and understanding between the parties hereto with respect to the subject matter thereof and supersedes all prior oral or written agreements and understandings relating to the subject matter thereof.  No statement, representation, warranty, covenant or agreement of any kind not expressly set forth in the Agreement shall affect, or be used to interpret, change or restrict, the express terms and provisions of the Agreement.

[Signature Page Follows]
[Signature Page to Common Stock Purchase Agreement]

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed in duplicate by their duly authorized officers effective as of the Effective Date.

DOR BIOPHARMA INC.

  By: /s/Christopher J. Schaber
Name: Christopher J. Schaber, Ph.D.
Title: President and CEO

SIGMA-TAU PHARMACEUTICALS, INC.

  By: /s/Gregg Lapointe
Name: Gregg Lapointe
Title: Chief Executive Officer

EXECUTION VERSION

SCHEDULE 5.6(b)

(i) As of the Effective Date, there are issued and outstanding  (a) options to purchase 16,730,039 shares of Common Stock and (b) warrants to purchase 41,464,184 shares of Common Stock.

(ii)  In addition to the registration rights granted to the Purchaser under this Agreement, the Company has entered into the following agreements: (a) Registration Rights Agreement dated February 14, 2008 between the Company and Fusion Capital Fund II, LLC (Exhibit 10.35 to the Company’s Registration Statement on Form S-1 filed with the SEC on February 14, 2008) , (b) Registration Rights Agreement dated January 12, 2009 between the Company and accredited investors (Exhibit 10.3 to the Company’s Form 8-K filed with the SEC on January 21, 2009), and (c) the shares of Common Stock purchased by Sigma-Tau Pharmaceuticals, Inc. from the Company pursuant to a Letter of Intent executed on November 26, 2008.